Exhibit 10.2

AGREEMENT TO AMEND RESTATED

EXPLORATION AND LODE MINING LEASE

THIS AGREEMENT TO AMEND RESTATED EXPLORATION AND LODE MINING LEASE effective June 6, 2014 (hereinafter referred to as “Agreement”), regardless of the dates upon which it actually is executed by the parties hereto, is by and between: (a) DONLIN GOLD LLC, a Delaware limited liability corporation whose address is 4720 Business Park Blvd., Suite G-25, Anchorage, Alaska 99503 (hereinafter referred to as “DGLLC”); and (b) CALISTA CORPORATION, an Alaskan corporation whose address is 301 Calista Court, Suite A, Anchorage, Alaska 99518 (hereinafter referred to as “Calista”).

RECITALS

A.  Donlin Gold LLC, formerly known as Donlin Creek LLC, and Calista are parties to an Exploration and Lode Mining Lease effective May 1, 1995, which lease was amended and restated to reflect all assignments and amendments up to and including February 11, 2011 (hereinafter referred to as the “Mining Lease”).

B.   Pursuant to the Mining Lease, Calista has granted to DGLLC the right to explore and mine certain surface and subsurface lands owned by Calista in the Kuskokwim and/or Mt. McKinley Recording Districts, Seward Meridian, Alaska (hereinafter referred to collectively as the “Calista Property”).

C.   The Kuskokwim Corporation (“TKC”) owns surface lands that overlie certain of the subsurface lands included in the Calista Property, as well as other surface lands in the surrounding area (hereinafter referred to collectively as the “TKC Property”).

D.  TKC and Placer Dome, U.S. Inc., DGLLC’s predecessor in interest under the Mining Lease, entered into a Surface Use Agreement, dated effective June 5, 1995 (hereinafter referred to as the “1995 SUA”), with respect to certain lands within the TKC Property.

E.   TKC and DGLLC have negotiated terms for a Revised and Restated Surface Use Agreement (hereinafter referred to as the “New SUA”), which would include certain additional TKC Property (hereinafter referred to collectively with the lands within the TKC Property included in the 1995 SUA as the “Surface”).

F.   DGLLC intends to develop a mine (hereinafter referred to as the “Donlin Gold Mine”) that will require the use of both the Calista Property and certain areas of the TKC Property.

G.   Calista, TKC and DGLLC have, as of the effective date of this Agreement, entered into a Bidder’s Preference Agreement (“Bidder’s Preference Agreement”) that provides for the inclusion of certain parallel provisions in the Mining Lease and New SUA with respect to Calista and TKC bidder’s preferences for work at and in support of the Donlin Creek Mine, and which includes certain specified amendments of Section 7.2 (Confidentiality) and Section 7.7 (Bidder’s Preference) of the Mining Lease.

H.   DGLLC and Calista wish to enter into this Agreement to set forth their agreement regarding amendments to be made to certain additional provisions of the Mining Lease, in order to make those provisions consistent with corresponding clauses in the New SUA, and to provide Calista’s consent to TKC having the same access to certain specified information from DGLLC under the New SUA as Calista has received from, or is generated by, DGLLC under the Mining Lease.

AGREEMENT

NOW, THEREFORE, for and in consideration of the mutual promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.   Conditions Precedent for this Agreement. This Agreement is contingent upon all of the following occurring:

A.    DGLLC and TKC executing the New SUA on or before June 13, 2014;

B.    DGLLC, Calista and TKC executing the Bidder’s Preference Agreement described in Recital G above on or before June 13, 2014; and

C.    the final form of the New SUA containing provisions consistent with the Mining Lease amendments set forth in this Agreement.

If all of the above conditions are not met, this Agreement shall terminate automatically as of June 13, 2014, and shall no longer be of any force or effect, and the parties shall have no further obligations to one another under this Agreement.

2.   Amendments to Mining Lease. Subject to the conditions precedent in Section 1 above, the Mining Lease is hereby further amended, effective June 6, 2014, as follows:

A.    Section 5.5: (i) in the second and third sentences of the second paragraph, after the word “Property”, add the words “in which Calista owns the surface”; and (ii) revise the sixth sentence to read: “All Equipment not removed from the Property in which Calista owns the surface prior to the expiration of such period shall become and remain the sole property of Calista.”

B.     Section 7.2: amend to read as stated in Section 3 of the June 6, 2014 Bidder’s Preference Agreement among Calista, TKC and DGLLC (“Bidder’s Preference Agreement”).

C.    Section 7.3(a): Revise the second to the last sentence to read as follows: “No assignment shall be binding unless the Assignee has met with both parties to this Agreement and acknowledges in writing that: (i) it understands its obligations under this Agreement; and (ii) it assumes Assignor’s rights and obligations under the Bidder’s Preference Agreement, dated effective June 6, 2014, among Calista, TKC and Donlin Gold LLC, formerly known as DCLLC.”

D.    Section 7.6: Replace the current provision with the following:

7.6	Shareholder Hiring Preference:
DCLLC recognizes that it is in its best interests to hire local persons as employees whenever possible. Therefore, during the term of this Agreement, DCLLC shall use all reasonable efforts to hire shareholders of Calista or members of their families (specifically including shareholders of TKC) for positions for which they are suitably qualified or experienced and available at the time of proposed hire in connection with DCLLC’s operations on the Property and the Surface at prevailing market wage and salary rates. To facilitate such hiring, Calista shall designate at the beginning of each calendar year a hiring liaison office which shall assist DCLLC in identifying and hiring qualified and available employees and to which DCLLC shall deliver on or before March 31 of each year a list of employment positions which it anticipates it will need to fill during the coming year. Such list shall also be provided to TKC at the same time. DCLLC shall take reasonable measures to train Calista shareholders and members of their families when DCLLC has advance knowledge of vacant positions.

DCLLC also shall include in all of its agreements with independent contractors relating to operations on the Property and the Surface a clause requiring such independent contractors to use all reasonable efforts to hire shareholders of Calista and members of their families (specifically including shareholders of TKC) in accordance with the provisions of this Agreement.

It is not the intention of the parties to create any legal right whatsoever in any individual shareholder or member of their families, or to confer standing upon any shareholder or member of their families to contest any decision made by DCLLC or Calista under this Agreement.

E.     Section 7.7: amend to read as stated in Section 2 of the Bidder’s Preference Agreement.

F.     Section 7.8: Replace the current provision with the following:

7.8           Advisory Committee.

(a)           To facilitate consultation and coordination and the common interests of the parties, DCLLC and Calista, in cooperation with TKC, will promptly after June 6, 2014 form an Advisory Technical Review and Oversight Committee (the “Committee”).

(b)           The Committee shall be composed of six members, two designated by Calista, one designated by TKC, and three designated by DCLLC. The Committee will meet at least quarterly. Calista, TKC, or DCLLC may request a meeting of the Committee upon (14) days advance written notice to the other two parties. The purpose of the Committee will generally be to advise and consult and to take into consideration the common interests of the parties on all matters concerning DCLLC’s exploration and development plans on the Property or Surface and the results thereof, to undertake joint field visits, and to plan future operations. DCLLC shall seek Calista and TKC views on issues of concern to each regarding DCLLC plans and operations on the Property or Surface, including but not limited to environmental protection, reclamation, subsistence uses, impacts on communities, impacts on archeological and cultural resources, and reasonably minimizing conflict among uses.

(c)           DCLLC shall provide Calista Committee representatives copies of such non-interpretive geological, geophysical, and geochemical data, assays, drill data, drill core, maps, metallurgical data, surveys, feasibility studies and development plans as Calista shall reasonably deem appropriate to ensure a mutually beneficial working relationship with respect to this Agreement and the Property. Calista agrees that DCLLC may provide TKC Committee representatives copies of such maps, surveys, feasibility studies and development plans and other documents as TKC shall reasonably deem appropriate to ensure a mutually beneficial working relationship with respect to the Surface Use Agreement and the Surface, including, but not limited to, any documents reasonably appropriate for TKC to confirm the correctness and accuracy of payments to TKC under the Surface Use Agreement.

(d)           Notwithstanding the views of the Committee, all operational decisions with respect to technical or financial matters shall be made at the sole discretion of DCLLC. With respect to access issues relating to the Property; relationships with other native entities (e.g. corporations, villages, tribal groups, non-profit service providers); claim holders, and cultural issues, Calista will take the lead role and TKC and DCLLC agree that all final decisions on such matters shall require the agreement of Calista and DCLLC; provided, however, that [***]; and provided further, without limitation, that for such matters with a particular relationship to the access to and use of the Surface, the provisions of Section 7.8(e) shall apply. With respect to such access and use, Calista will consult with TKC and make a good faith effort to reach agreement with TKC regarding the exercise of Calista’s rights. A consensus of the Committee shall determine all other issues (except for operational decisions with respect to technical or financial matters). [***].

(e)           The Committee will develop a subsistence plan for all Surface lands affected by DCLLC operations. The subsistence plan will be developed with the objective of providing TKC’s shareholders with full access to Surface lands for subsistence uses, subject to regulatory, safety and other operational needs of DCLLC described in the Surface Use Agreement.

(f)            The Committee shall operate in a manner to provide adequate notice of meetings, open communications among members of the Committee, and documentation of actions taken by the Committee or DCLLC related to the Committee’s actions or discussions.

(g)           The confidentiality requirements of Section 7.2 of this Agreement for Information shall apply to documents and information shared with a Calista, TKC or DCLLC Committee member in their capacity as a Committee member.

G.            Article VIII-Definitions: Add the following Sections 8.27, 8.28, and 8.29:

8.27         The term “TKC” means The Kuskokwim Corporation, an Alaskan corporation.

8.28         The term “Surface” means those TKC lands included within the “Surface” as described in the Surface Use Agreement.

8.29         The term “Surface Use Agreement”‘ means the Revised and Restated Surface Use Agreement between TKC and Donlin Gold LLC, formerly known as DCLLC, effective June 6, 2014, and as may be amended hereafter.

WHEREFORE, the parties hereto have through their duly authorized representatives executed this Agreement to be effective as of the date first above written.

DONLIN GOLD LLC

By:	/s/ Stan Foo
Title:	President and General Manager

CALISTA CORPORATION

By:	/s/ Andrew Guy
Title:	President + CEO